Exhibit 99.1

For Further Information:
At Medallion Financial Corp.	At Zlokower Company
437 Madison Avenue, New York, NY 10022	Public Relations
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100, or 1-877-Medallion	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION ANNOUNCES SECOND QUARTER EARNINGS

Medallion Loans Year Over Year Grow by 24%

Total Assets Year Over Year Grow by 42%

Net Investment Income is Highest in Over 3 Years at $0.14 Per Share

Net Interest Margin is Highest Ever at 5.53%

Stock Repurchase Program Extended

NEW YORK, N.Y. – August 5, 2004 - Medallion Financial Corp. (NASDAQ: TAXI), a specialty commercial finance company with a leading position servicing the taxi industry, targeted niche markets, and owner of the largest taxicab rooftop advertising company in the world, announced net investment income for the 2004 second quarter of $2,573,000 or $0.14 per diluted share of common stock, compared to $312,000 or $0.02 per share in the 2003 second quarter.

Medallion loans grew to $328,616,000, up 7% from $306,331,000 in the 2004 first quarter, and up 24% from $266,066,000 in the prior year quarter. Commercial loans increased to $122,406,000, up 16% from both the 2004 first quarter and the prior year quarter. Total assets increased 27% from the first quarter and 42% in the prior year quarter to $608,709,000, including the results of the previously announced recreational vehicle and marine portfolio purchase by Medallion Bank. Managed assets increased 18% from the first quarter and 20% in the prior year quarter to $748,893,000, the highest amount in over three years.

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Medallion Announces Second Quarter Earnings, Page 2

Net increase in net assets resulting from operations was $249,000 or $0.01 per share in the quarter, compared to $755,000 or $0.04 per share in the prior year second quarter, primarily reflecting the large gains from the sale of the Company’s investment in Select Comfort Corp. (NASDAQ: SCSS) in the 2003 second quarter, and the lower results in Medallion’s Taxi Media subsidiary for the 2004 second quarter.

Andrew Murstein, President of Medallion Financial, stated, “We are extremely pleased with our second quarter results. Our improved net investment income demonstrates the power of our asset growth and improved leverage on our bottom line. Our loan demand is robust and we expect continued growth ahead. Medallion Bank is performing better than anticipated. It has contributed significantly to our earnings since opening for business only six months ago. We finally have a low cost dependable funding source to fund our high quality loan products. With the addition of our new RV/Marine portfolio acquisition, our interest rate yield increased by over 200 basis points in the quarter, to 8.58% from 6.39% in the 2004 first quarter. Our cost of funds remained near its lowest levels at 3.05%. As a result, our net interest margin jumped to 5.53%, which is the highest is has been since the Company went public over eight years ago.”

Larry Hall, Medallion Financial’s CFO, stated, “We are making progress in achieving our goal of improved leverage on our balance sheet. With over $150,000,000 of equity, we remain leveraged at less than 3 to 1, up from less than 2 to 1 in the prior quarter, far less than most other finance companies and banks which typically have leverage of more than twice this amount. As we continue to grow our balance sheet, the benefits of improved leverage should allow our earnings to increase. Credit quality also remains good, as total delinquencies over 90 days past due decreased from 6.8% one year ago, to 5.7% last quarter, to 4.8% this quarter. In the commercial loan category, delinquencies over 90 days past due decreased by over $4,600,000 from the prior year period.”

Mr. Hall continued, “Finally, we continue to have liquidity to meet anticipated strong loan demand. We have approximately $100,000,000 combined in unused borrowing facilities and

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Medallion Announces Second Quarter Earnings, Page 3

cash on hand. While much progress has been achieved, and our stock price has increased significantly from its low of two years ago, we believe our stock remains undervalued, especially given the multiples to book value the marketplace is currently assigning to other financial companies. Therefore, we plan on continuing our focus on reducing our operating expense ratio, and, as we believe we have excess capital, reducing our equity to assets ratio with the goal of improving our return on shareholder’s equity. In addition, we plan to continue our stock repurchase program begun last year in a further effort to enhance shareholder value. We are optimistic that the foregoing will be recognized in the marketplace in the periods ahead.”

Medallion also announced that its Board of Directors has declared and will pay a cash dividend of $0.08 per share. The dividend will be payable on August 26, 2004 to shareholders of record on August 12, 2004. The Company has now declared $0.16 per share of dividends for the 2004 six months, up from $0.04 for the 2003 six months.

About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans financing small businesses and other targeted industries and niches, and operates the largest taxicab rooftop advertising business in the world. The Company and its subsidiaries have lent over $1 billion to the taxicab industry and small business.

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Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Investment Considerations,” in Medallion’s 2003 Annual Report on Form 10-K.

(Financial Tables Follow)

Medallion Financial Corporation

Consolidated Income Statements

	Quarter Ended
	June 30, 2004	March 31, 2004	June 30, 2003
Total investment income	$10,400,888	$6,485,248	$6,468,097
Total interest expense	3,656,395	2,897,692	3,197,815
Net interest income	6,744,493	3,587,556	3,270,282
Gain on sale of loans	185,163	213,278	526,769
Other income	671,371	550,264	739,232
Total noninterest income	856,534	763,542	1,266,001
Salaries and benefits	2,302,759	2,401,722	2,438,868
Professional fees	549,073	454,532	268,346
Costs of debt extinguishment	—	—	(88,616)
Other operating expenses	2,175,953	1,511,606	1,605,998
Total operating expenses	5,027,785	4,367,860	4,224,596
Net investment income (loss) before income taxes	2,573,242	(16,762)	311,687
Income tax provision	1,062,997	45,100	9,304
Net investment income (loss) after income taxes	1,510,245	(61,862)	302,383
Net realized gains (losses) on investments	(315,328)	(199,234)	8,214,032
Net change in unrealized depreciation on investments	(946,054)	(1,118,591)	(7,761,295)
Net realized/unrealized gain (loss) on investments	(1,261,382)	(1,317,825)	452,737
Net increase (decrease) in net assets resulting from operations	$248,863	$(1,379,687)	$755,120
Weighted average shares
Basic	18,141,427	18,219,999	18,242,728
Diluted	18,540,419	18,219,999	18,378,685
Net investment income (loss) before income taxes per share
Basic	$0.14	$(0.00)	$0.02
Diluted	0.14	(0.00)	0.02
Net increase (decrease) in net assets per share
Basic	$0.01	$(0.08)	$0.04
Diluted	0.01	(0.08)	0.04
Declared dividends per share	$0.08	$0.08	$0.03

Medallion Financial Corporation

Consolidated Balance Sheets

	June 30, 2004	December 31, 2003
ASSETS
Medallion loans	$328,616,457	$288,211,557
Commercial loans	122,405,715	85,970,205
Consumer loans	72,438,909	—
Investment securities	6,190,937	—
Equity investments	5,026,303	4,976,763
Net investments	534,678,321	379,158,525
Investments in and loans to Media	2,660,883	3,614,485
Total investments	537,339,204	382,773,010
Cash	40,463,935	47,675,537
Accrued interest receivable	2,924,600	1,727,719
Servicing fee receivable	2,460,629	2,663,468
Fixed assets, net	1,104,639	1,351,887
Goodwill, net	5,007,583	5,007,583
Other assets	19,408,459	15,295,253
Total assets	$608,709,049	$456,494,457
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$7,429,244	$5,726,830
Accrued interest payable	1,333,045	1,197,248
Floating rate borrowings	218,394,740	230,519,057
Fixed rate borrowings	224,134,268	56,935,000
Total liabilities	451,291,297	294,378,135
Total shareholders’ equity	157,417,752	162,116,322
Total liabilities and shareholders’ equity	$608,709,049	$456,494,457
Number of common shares outstanding	18,145,793	18,242,178
Net asset value per share	$8.68	$8.89
Total managed loans	$663,644,849	$549,068,762
Total managed assets	748,892,817	631,381,457

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